Exhibit 99.1

INVESTORS TITLE COMPANY ANNOUNCES THIRD QUARTER 2023 FINANCIAL RESULTS

     Contact:  Elizabeth B. Lewter
November 2, 2023
Telephone:  (919) 968-2200
        Nasdaq Symbol:  ITIC
FOR IMMEDIATE RELEASE:

Chapel Hill, NC – Investors Title Company today announced results for the third quarter ended September 30, 2023. The Company reported net income of $7.1 million, or $3.75 per diluted share, for the three months ended September 30, 2023, compared to $7.9 million, or $4.17 per diluted share, for the prior year period.

Revenues decreased 21.3% to $61.4 million, compared with $78.0 million for the prior year quarter, primarily as the result of decreases in the Company’s title insurance business and other investment income. The reduction in title insurance revenues is attributable to an overall decline in the level of real estate transaction volumes resulting from higher average mortgage interest rates and ongoing housing inventory constraints. Changes in other investment income are due to fluctuations in the carrying value of the underlying investments and distributions received. The lower levels of title insurance activity and other investment income were partially offset by increases in non-title services revenue and interest income and an improvement in net investment (losses) gains. The increase in revenue from non-title services was mainly due to an increase in like-kind exchange revenues. The impact of positive changes in the estimated fair value of equity security investments resulted in a decrease in net investment losses compared to the prior year period.

Operating expenses decreased 22.3% compared to the prior year period, primarily due to reductions in expenses which fluctuate with title insurance volume. Commissions to agents decreased by $9.7 million, commensurate with the decrease in agent premium volume. Personnel expenses decreased by $2.5 million, primarily due to reductions in incentive compensation and reductions in staffing levels. Other expenses were down $2.7 million, mainly due to the impact of lower title insurance volumes and a reduction in the level of contractors engaged in software development activities.  The provision for claims, and office and technology expenses, remained consistent with the prior year period.

Income before income taxes decreased to $8.6 million for the current quarter, versus $10.1 million in the prior year period. Excluding the impact of net investment (losses) gains, adjusted income before income taxes (non-GAAP) decreased 23.0% to $9.4 million for the quarter, versus $12.2 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

 For the nine months ended September 30, 2023, net income decreased $527 thousand to $15.9 million, or $8.37 per diluted share, versus $16.4 million, or $8.63 per diluted share, for the prior year period.  Revenues decreased 21.5% to $171.1 million, compared with $217.9 million for the prior year period.  Operating expenses decreased 23.3% to $151.1 million, compared to $197.1 million for the prior year period.  Overall results for the year-to-date period have been shaped predominantly by the same factors that affected the third quarter.

Chairman J. Allen Fine commented, “We were pleased to see an uptick in revenues this quarter over the second quarter, as we entered what is traditionally a more favorable time of year for real estate activity. Market conditions remained challenging, as interest rates rose to levels not seen in over 20 years.  Partially offsetting reductions in title insurance revenues, investment earnings continued to benefit from higher average interest rates.

“Regardless of current market conditions, the strength of our balance sheet allows us to remain focused on the execution of our long-term business strategy.  We will continue to navigate this market cycle by balancing expense discipline with ongoing targeted investments in growing our business and improving our competitive positioning.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies.  The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends.  Such statements include, among others, any statements regarding the Company’s expected performance for this year,  future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results.  Such risks and uncertainties include, without limitation:  the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulations; changes in the economy, including those resulting from a shutdown of the U.S. Government; the impact of inflation and responses by government regulators, including the Federal Reserve, such as increases in interest rates; the impact of the COVID-19 pandemic (including any of its variants) on the economy and the Company’s business; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and Exchange Commission, and in subsequent filings.

# # # #

Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2023 and 2022
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Net premiums written	$49,822	$66,658	$132,793	$199,409
Escrow and other title-related fees	4,683	6,136	12,942	17,461
Non-title services	4,636	3,679	14,513	8,889
Interest and dividends	2,313	1,229	6,537	3,055
Other investment income	514	2,173	2,915	4,616
Net investment (losses) gains	(815)	(2,154)	720	(16,456)
Other	257	277	647	924
Total Revenues	61,410	77,998	171,067	217,898

Operating Expenses:
Commissions to agents	23,806	33,478	63,735	97,161
Provision for claims	1,838	1,966	3,897	3,452
Personnel expenses	19,083	21,586	58,451	63,738
Office and technology expenses	4,209	4,274	13,122	12,930
Other expenses	3,864	6,606	11,845	19,783
Total Operating Expenses	52,800	67,910	151,050	197,064

Income before Income Taxes	8,610	10,088	20,017	20,834

Provision for Income Taxes	1,526	2,175	4,167	4,457

Net Income	$7,084	$7,913	$15,850	$16,377

Basic Earnings per Common Share	$3.75	$4.17	$8.37	$8.63

Weighted Average Shares Outstanding – Basic	1,891	1,897	1,894	1,897

Diluted Earnings per Common Share	$3.75	$4.17	$8.37	$8.63

Weighted Average Shares Outstanding – Diluted	1,891	1,897	1,894	1,898

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2023 and December 31, 2022
(in thousands)
(unaudited)

	September 30, 2023	December 31, 2022
Assets

Cash and cash equivalents	$30,411	$35,311

Investments:
Fixed maturity securities, available-for-sale, at fair value	64,640	53,989
Equity securities, at fair value	31,831	51,691
Short-term investments	103,959	103,649
Other investments	20,144	18,368
Total investments	220,574	227,697

Premiums and fees receivable	17,322	19,047
Accrued interest and dividends	1,111	872
Prepaid expenses and other receivables	14,888	11,095
Property, net	22,093	17,785
Goodwill and other intangible assets, net	16,588	17,611
Lease assets	6,432	6,707
Other assets	2,496	2,458
Current income taxes recoverable	—	1,174
Total Assets	$331,915	$339,757

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$37,494	$37,192
Accounts payable and accrued liabilities	30,719	47,050
Lease liabilities	6,639	6,839
Current income taxes payable	1,008	—
Deferred income taxes, net	3,387	7,665
Total liabilities	79,247	98,746

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,891 and 1,897 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	253,423	240,811
Accumulated other comprehensive (loss) income	(755)	200
Total stockholders’ equity	252,668	241,011
Total Liabilities and Stockholders’ Equity	$331,915	$339,757

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Nine Months Ended September 30, 2023 and 2022
(in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	%	2022	%	2023	%	2022	%
Direct	$17,485	35.1	$22,112	33.2	$45,975	34.6	$69,446	34.8

Agency	32,337	64.9	44,546	66.8	86,818	65.4	129,963	65.2

Total	$49,822	100.0	$66,658	100.0	$132,793	100.0	$199,409	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Nine Months Ended September 30, 2023 and 2022
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance.  This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP.  Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments.  For the three and nine months ended September 30, 2023, management has decided to exclude realized gains and losses on sales of investment securities in addition to changes in the estimated fair value of equity security investments for consistency with a similar change in the presentation in the Consolidated Statement of Operations.  The non-GAAP financial measures for prior year periods included in this Appendix have also been updated for consistency with this presentation.  Therefore adjusted revenues (non-GAAP) and adjusted income before income taxes (non-GAAP) below are not comparable with previously published non-GAAP financial measures for the Company.  Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations.  The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information.  This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Revenues
Total revenues (GAAP)	$61,410	$77,998	$171,067	$217,898
Add (Subtract): Net investment losses (gains)	815	2,154	(720)	16,456
Adjusted revenues (non-GAAP)	$62,225	$80,152	$170,347	$234,354

Income before Income Taxes
Income before income taxes (GAAP)	$8,610	$10,088	$20,017	$20,834
Add (Subtract): Net investment losses (gains)	815	2,154	(720)	16,456
Adjusted income before income taxes (non-GAAP)	$9,425	$12,242	$19,297	$37,290